Exhibit 99.1

Genworth Financial Announces Third Quarter 2016 Results

Net Loss Of $380 Million And Net Operating Loss Of $405 Million

•	Net Loss[1] And Net Operating Loss[2] Included $548 Million After-Tax, Or $1.10 Per Diluted Share, Of Net Unfavorable Items Relating To Increase To Long Term Care Insurance (LTC) Claim Reserves & Deferred Tax Charges

•	Strong Loss Ratio, New Insurance Written (NIW) And Capital Levels In U.S. Mortgage Insurance (MI)

•	Strong Loss Ratio In Canada MI; Loss Ratio Higher In Australia MI From Continued Pressure In Queensland And Western Australia

•	Completed Repatriation Of Bermuda Subsidiary On October 1, 2016 As Part Of U.S. Life Insurance Restructuring Plan

•	Holding Company Cash And Liquid Assets Increased To Approximately $1.2 Billion

Richmond, VA (November 3, 2016) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the period ended September 30, 2016. The company reported a net loss of $380 million, or $0.76 per diluted share, in the third quarter of 2016, compared with a net loss of $284 million, or $0.57 per diluted share, in the third quarter of 2015. The net operating loss for the third quarter of 2016 was $405 million, or $0.81 per diluted share, compared with net operating income of $64 million, or $0.13 per diluted share, in the third quarter of 2015. The net loss and net operating loss included $548 million after-tax, or $1.10 per diluted share, of net unfavorable items discussed below.

As previously announced, during the third quarter of 2016, the company completed a review of its LTC claim reserves. The company made several changes to its assumptions and methodologies primarily impacting claim terminations, benefit utilization and incurred but not reported reserves. As a result of these changes, claim reserves were increased by approximately $435 million pre-tax resulting in a charge to earnings of $283 million after-tax, or $0.57 per diluted share. Additionally, the company recorded a non-cash charge of $265 million, or $0.53 per diluted share, related to deferred tax assets that are not expected to be utilized before their expiration in light of the company’s latest financial projections, including the impact to current and future earnings associated with higher expected claim costs in LTC and sustained low interest rates.

[1]	Unless otherwise stated, all references in this press release to net income (loss), net income (loss) per share, net operating income (loss), net operating income (loss) per share and book value per share should be read as net income (loss) available to Genworth’s common stockholders, net income (loss) available to Genworth’s common stockholders per diluted share, net operating income (loss) available to Genworth’s common stockholders, net operating income (loss) available to Genworth’s common stockholders per diluted share and book value available to Genworth’s common stockholders per share, respectively.
[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

“While our mortgage insurance performance remained strong, it was overshadowed by the previously announced charges related to the review of our LTC claim reserves and taxes,” said Tom McInerney, President and CEO. “LTC remains challenged, but we continue to receive significant premium rate increases and remain focused on executing our multi-year rate action plan.”

Financial Performance

Consolidated Net Loss &

Net Operating Income (Loss)

	Three months ended September 30 (Unaudited)
	2016		2015
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share	Total % change
Net loss available to Genworth’s common stockholders	$(380)	$(0.76)	$(284)	$(0.57)	(34)%
Net operating income (loss)	$(405)	$(0.81)	$64	$0.13	NM	[3]
Weighted-average diluted shares[4]	498.3		497.4

	Three months ended September 30 (Unaudited)
	2016		2015
Book value per common share		$29.84		$27.29
Book value per common share, excluding accumulated other comprehensive income (loss)		$19.40		$20.30

The net loss was impacted by net investment gains, net of taxes and other adjustments, of $12 million in the quarter, compared to net investment losses of $21 million in the prior year. The net loss in the prior year reflected an after-tax loss of $296 million related to a write-off of deferred acquisition costs (DAC) from entering into a life block sale.

Net investment income increased to $805 million in the quarter, up from $779 million in the prior quarter and up from $783 million in the prior year. Prepayment speed adjustments related to residential mortgage-backed securities were favorable versus both the prior quarter and prior year in addition to favorable variable investment income compared to the prior quarter. The reported yield and core yield2 for the current quarter were 4.62 percent and 4.51 percent, respectively.

[3]	The company defines “NM” as not meaningful for increases or decreases greater than 200 percent.
[4]	Under applicable accounting guidance, companies in a loss position are required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share. Therefore, as a result of the loss from continuing operations, the company was required to use basic weighted-average common shares outstanding in the calculation of diluted loss per share as the inclusion of shares for stock options, restricted stock units and stock appreciation rights of 2.2 million and 1.3 million, respectively, for the three months ended September 30, 2016 and 2015 would have been antidilutive to the calculation. If the company had not incurred a loss from continuing operations in these periods, dilutive potential weighted-average common shares outstanding would have been 500.5 million and 498.7 million, respectively, for the three months ended September 30, 2016 and 2015. Since it had net operating income for the three months ended September 30, 2015, the company used 498.7 million diluted weighted-average common shares outstanding in the calculation of diluted net operating income per common share.

Net operating income (loss) results are summarized in the table below:

Net Operating Income (Loss)

(Amounts in millions)	Q3 16	Q2 16	Q3 15
U.S. Mortgage Insurance	$67	$61	$37
Canada Mortgage Insurance	36	38	38
Australia Mortgage Insurance	14	15	21
U.S. Life Insurance	(207)	55	40
Runoff	12	6	(4)
Corporate and Other	(327)	(52)	(68)

Total Net Operating Income (Loss)	$(405)	$123	$64

Net operating income (loss) represents net operating income (loss) from continuing operations excluding net investment gains (losses), gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Unless specifically noted in the discussion of results for the MI businesses in Canada and Australia, references to percentage changes exclude the impact of translating foreign denominated activity into U.S. dollars (foreign exchange). Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release.

U.S. Mortgage Insurance

Operating Metrics

(Dollar amounts in millions)	Q3 16	Q2 16	Q3 15
Net operating income	$67	$61	$37
New insurance written
Primary Flow	$12,800	$11,400	$9,300
Loss ratio	21%	24%	43%

U.S. MI net operating income was $67 million, compared with $61 million in the prior quarter and $37 million in the prior year. The loss ratio in the current quarter was 21 percent, down three points sequentially and down 22 points from the prior year primarily reflecting the continued decline and improved performance in delinquencies from the 2005 to 2008 book years. During the quarter, the company made a favorable $6 million after-tax adjustment to its loss reserves associated with lower expected claim rates on early stage delinquencies, partially offset by higher claim severity on late stage delinquencies. This adjustment favorably impacted the loss ratio by six points.

Flow NIW of $12.8 billion increased 12 percent from the prior quarter and 38 percent versus the prior year primarily from a larger purchase originations market and higher refinance originations from lower interest rates. During the third quarter of 2016, the company’s concentration of single premium flow NIW was lower than the prior quarter and the prior year as it continues its selective participation in this market.

Canada Mortgage Insurance

Operating Metrics

(Dollar amounts in millions)	Q3 16	Q2 16	Q3 15
Net operating income	$36	$38	$38
New insurance written
Flow	$5,300	$4,400	$6,600
Bulk	$5,100	$19,700	$4,800
Loss ratio	24%	20%	21%

Canada MI reported net operating income of $36 million versus $38 million in the prior quarter and the prior year. The loss ratio in the quarter was 24 percent, up four points from the prior quarter and up three points compared to the prior year primarily from an increase in new delinquencies, net of cures, in oil-producing regions. Results versus the prior quarter and prior year included increased earned premiums from a higher level of NIW in recent years.

Flow NIW was up 20 percent5 sequentially primarily from a seasonally larger originations market and down 18 percent5 from the prior year primarily from targeted underwriting changes in select markets and a smaller market size. In addition, the company completed several bulk transactions in the quarter of $5.1 billion, consisting of high quality low loan-to-value prime loans.

[5]	Percent change excludes the impact of foreign exchange.

Australia Mortgage Insurance

Operating Metrics

(Dollar amounts in millions)	Q3 16	Q2 16	Q3 15
Net operating income	$14	$15	$21
New insurance written
Flow	$4,600	$5,000	$6,300
Bulk	$—	$800	$—
Loss ratio	42%	36%	29%

Australia MI reported net operating income of $14 million versus $15 million in the prior quarter and $21 million in the prior year. The loss ratio in the quarter was 42 percent, up six points sequentially and up 13 points from the prior year. Continued unfavorable experience primarily from the commodity dependent regions of Queensland and Western Australia contributed to unfavorable aging of existing delinquencies versus the prior quarter and prior year as well as a 16 percent increase in new delinquencies versus the prior year. Results in the prior year included actuarial updates that had a negligible impact on earnings, but did unfavorably impact the prior year loss ratio by approximately seven points.

Flow NIW was down eight percent5 sequentially and down 27 percent5 from the prior year from a smaller high loan-to-value originations market.

U.S. Life Insurance

Operating Metrics

(Amounts in millions)	Q3 16	Q2 16	Q3 15
Net operating income (loss)
Long Term Care Insurance	$(270)	$37	$(10)
Life Insurance	48	31	31
Fixed Annuities	15	(13)	19

Total U.S. Life Insurance	$(207)	$55	$40

Sales
Long Term Care Insurance
Individual	$2	$4	$7
Group	3	2	1
Life Insurance
Term Life	—	2	7
Universal Life	1	1	2
Linked Benefits	—	1	3
Fixed Annuities	1	9	260

Long Term Care Insurance

LTC had a net operating loss of $270 million, compared with net operating income of $37 million in the prior quarter and a net operating loss of $10 million in the prior year. During the quarter, the company completed its annual review of assumptions and methodologies related to its LTC claim reserves. Based on this review, which included an additional year of claims experience since the last annual review in the third quarter of 2015, the company updated several assumptions and methodologies related to LTC claim reserves. The updates included the following:

•	Reflected differences in claim termination rate assumptions between product types and daily benefit amounts;

•	Reduced claim termination rate assumptions for longer duration claims for certain product types;

•	Modestly refined utilization rate assumptions; and

•	Refined methodology primarily related to the calculation of incurred but not reported reserves to better reflect the aging of the block.

As a result of this review, the company increased LTC claim reserves by approximately $435 million pre-tax resulting in an after-tax charge to earnings of $283 million for the third quarter. The updated assumptions also increased new claim severity versus the prior quarter and prior year.

Results for the quarter included a less favorable impact from higher premiums and reduced benefit options of $4 million after-tax versus the prior quarter and a more favorable impact of $35 million after-tax versus the prior year related to premium increases from in force rate actions approved and implemented to date.

Results in the prior quarter included $29 million after-tax of net unfavorable adjustments while results in the prior year included $21 million of after-tax unfavorable items.

Life Insurance

Life insurance had net operating income of $48 million, compared with $31 million in the prior quarter and the prior year. Results versus the prior quarter reflect higher investment income from favorable prepayment speed adjustments related to residential mortgage-backed securities as well as favorable in force performance and lower expenses. Results versus the prior year reflected lower reinsurance expenses.

Fixed Annuities

Fixed annuities had net operating income of $15 million, compared with a net operating loss of $13 million in the prior quarter and net operating income of $19 million in the prior year. Results in the quarter include an $8 million after-tax unfavorable correction related to state guaranty funds, partially offset by favorable variable investment income versus the prior quarter. Results in the prior quarter included $28 million after-tax of unfavorable items.

Runoff

Runoff net operating income was $12 million, compared with net operating income of $6 million in the prior quarter and a net operating loss of $4 million in the prior year.

Corporate And Other

Corporate and Other net operating loss was $327 million, compared with $52 million in the prior quarter and $68 million in the prior year. Results in the quarter reflected $265 million of deferred tax charges.

Capital & Liquidity

The following table summarizes the capital positions of Genworth’s operating subsidiaries.

Key Capital & Liquidity Metrics

(Dollar amounts in millions)	Q3 16	Q2 16	Q3 15
U.S. MI
Consolidated Risk-To-Capital Ratio[6]	15.0:1	15.0:1	14.3:1
Genworth Mortgage Insurance Corporation Risk-To-Capital Ratio[6]	15.0:1	15.1:1	14.3:1
Private Mortgage Insurer Eligibility Requirements (PMIERs) Sufficiency Ratio[7]	117%	115%	N/A
Canada MI
Minimum Capital Test (MCT) Ratio[6]	236%	233%	228%
Australia MI
Prescribed Capital Amount (PCA) Ratio[6]	155%	156%	167%
U.S. Life Insurance Companies
Consolidated Risk-Based Capital (RBC) Ratio[6]	345%	373%	444%
Genworth Life Insurance Company Unassigned Surplus[6]	$(650)	$(410)	$75
Holding Company Cash[8] and Liquid Assets[9]	$1,165	$934	$983

Key Points

•	U.S. MI PMIERs sufficiency ratio increased in the quarter and the business remained PMIERs compliant, with a buffer as of September 30, 2016;

•	Canada MI and Australia MI continue to maintain solid capital ratios in excess of management targets;

•	U.S. life insurance companies’ unassigned surplus and RBC ratio decreased from the prior quarter primarily from the increase in LTC claim reserves;

•	The holding company ended the quarter with $1,165 million of cash and liquid assets, representing a buffer of approximately $720 million in excess of one and a half times annual debt service and restricted cash and liquid assets; and

•	Holding company cash and liquid assets increased from the prior quarter from $194 million of intercompany tax payments primarily related to the life block transaction completed in the first quarter of 2016, of which $175 million is committed to be used to facilitate the separation and isolation of the LTC business, $65 million of dividends from the international operating companies and $32 million of net other items and expenses, partially offset by $60 million paid for debt interest expense.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a Fortune 500 insurance holding company committed to helping families achieve the dream of homeownership and address the financial challenges of aging through its leadership positions in mortgage insurance and long term care insurance. Headquartered in Richmond, Virginia, Genworth traces its roots back to 1871 and became a public company in 2004. For more information, visit genworth.com.

[6]	Company estimate for the third quarter of 2016, due to timing of the filing of statutory statements.
[7]	Calculated as available assets divided by required assets as defined within PMIERs. As of September 30, 2016 and June 30, 2016, the PMIERs sufficiency ratios were in excess of $400 million and $350 million, respectively, of available assets above the PMIERs requirements. Company estimate for the third quarter of 2016.
[8]	Holding company cash and liquid assets comprises assets held in Genworth Holdings, Inc. (the issuer of outstanding public debt) which is a wholly-owned subsidiary of Genworth Financial, Inc.
[9]	Comprises cash and cash equivalents of $1,065 million, $834 million and $733 million, respectively, and U.S. government bonds of $100 million, $100 million and $250 million, respectively, as of September 30, 2016, June 30, 2016 and September 30, 2015.

From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of genworth.com. From time to time, Genworth’s publicly traded subsidiaries, Genworth MI Canada Inc. and Genworth Mortgage Insurance Australia Limited, separately release financial and other information about their operations. This information can be found at http://genworth.ca and http://www.genworth.com.au.

Conference Call and Financial Supplement Information

This press release and the third quarter 2016 financial supplement are now posted on the company’s website. Additional information regarding business results will be posted on the company’s website, http://investor.genworth.com, by 7:30 a.m. on November 4, 2016. Investors are encouraged to review these materials.

Genworth will conduct a conference call on November 4, 2016 at 8:00 a.m. (ET) to discuss business results. The conference call will be accessible via telephone and the Internet. The dial-in number for the conference call is 877 888.4034 or 913 489.5101 (outside the U.S.); conference ID # 3198608. To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

Replays of the call will be available through November 21, 2016 at 888 203.1112 or 719 457.0820 (outside the U.S.); conference ID # 3198608. The webcast will also be archived on the company’s website.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measures entitled “net operating income (loss)” and “net operating income (loss) per common share.” Net operating income (loss) per common share is derived from net operating income (loss). The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding the after-tax effects of income attributable to noncontrolling interests, net investment gains (losses), goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions, restructuring costs and infrequent or unusual non-operating items. Gains (losses) on insurance block transactions are defined as gains (losses) on the early extinguishment of non-recourse funding obligations, early termination fees for other financing restructuring and/or resulting gains (losses) on reinsurance restructuring for certain blocks of business. The company excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Goodwill impairments, gains (losses) on the sale of businesses, gains (losses) on the early extinguishment of debt, gains (losses) on insurance block transactions and restructuring costs are also excluded from net operating income (loss) because, in the company’s opinion, they are not indicative of overall operating trends. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends.

While some of these items may be significant components of net income (loss) available to Genworth’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) and measures that are derived from or incorporate net operating income (loss), including net operating income (loss) per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. Management also uses net operating income (loss) as a basis for determining awards and compensation for senior management and to evaluate performance on a basis comparable to that used by analysts. However, the items excluded from net operating income (loss) have occurred in the past and could, and in some cases will, recur in the future. Net operating income (loss) and net operating income (loss) per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth’s common stockholders or net income (loss) available to Genworth’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies.

Adjustments to reconcile net income (loss) attributable to Genworth’s common stockholders and net operating income (loss) assume a 35 percent tax rate (unless otherwise indicated) and are net of the portion attributable to noncontrolling interests. Net investment gains (losses) are also adjusted for DAC and other intangible amortization and certain benefit reserves.

In June 2016, the company completed the sale of its term life insurance new business platform and recorded a pre-tax gain of $12 million. In May 2016, the company completed the sale of its mortgage insurance business in Europe and recorded an additional pre-tax loss of $2 million. The company also incurred a tax charge of $7 million in the third quarter of 2015 from potential business portfolio changes related to this business. These transactions were excluded from net operating income (loss) for the periods presented as they related to a gain (loss) on the sale of businesses.

In June 2016, the company settled restricted borrowings of $70 million related to a securitization entity and recorded a $64 million pre-tax gain related to the early extinguishment of debt. In the third quarter of 2015, the company paid an early redemption payment of approximately $1 million, net of the portion attributable to noncontrolling interests, related to the early redemption of Genworth Financial Mortgage Insurance Pty Limited’s notes that were scheduled to mature in 2021. In the third quarter of 2015, the company also repurchased approximately $50 million principal amount of Genworth Holdings, Inc.’s notes with various maturity dates for a pre-tax loss of $1 million. These transactions were excluded from net operating income (loss) for the periods presented as they related to a gain (loss) on the early extinguishment of debt.

In the third quarter of 2015, the company recorded a pre-tax DAC impairment of $455 million on certain term life insurance policies in connection with entering into an agreement to complete a life block transaction.

In the third and second quarters of 2016, the company recorded a pre-tax expense of $2 million and $5 million, respectively, related to restructuring costs as part of an expense reduction plan as the company evaluates and appropriately sizes its organizational needs and expenses.

There were no infrequent or unusual items excluded from net operating income (loss) during the periods presented.

The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) available to Genworth’s common stockholders for the three months ended September 30, 2016 and 2015, as well as for the three months ended June 30, 2016.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for items that do not reflect the underlying performance of the investment portfolio. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield is not a substitute for investment yield determined in accordance with GAAP. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales” and “insurance in force” or “risk in force” which are commonly used in the insurance industry as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) new insurance written for mortgage insurance; (2) annualized first-year premiums for long term care and term life insurance products; (3) annualized first-year deposits plus five percent of excess deposits for universal and term universal life insurance products; (4) 10 percent of premium deposits for linked-benefits products; and (5) new and additional premiums/deposits for fixed annuities. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers new insurance written, annualized first-year premiums/deposits, premium equivalents and new premiums/deposits to be a measure of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management also regularly monitors and reports a loss ratio for the company’s businesses. For the mortgage insurance businesses, the loss ratio is the ratio of incurred losses and loss adjustment expenses to net earned premiums. For the long term care insurance business, the loss ratio is the ratio of benefits and other changes in reserves less tabular interest on reserves less loss adjustment expenses to net earned premiums. The company considers the loss ratio to be a measure of underwriting performance in these businesses and helps to enhance the understanding of the operating performance of the businesses.

An assumed tax rate of 35 percent is utilized in certain adjustments to net operating income (loss) and in the explanation of specific variances of operating performance and investment results.

These operating performance measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including, but not limited to, the following:

•	risks related to the proposed transaction with China Oceanwide Holdings Group Co., Ltd. (China Oceanwide) including: the company’s inability to complete the transaction in a timely manner or at all; the company’s inability to obtain stockholder or regulatory approvals, or the possibility that the parties may delay the transaction or that materially burdensome or adverse regulatory conditions may be imposed in connection with any such regulatory approvals; legal proceedings may be instituted against the company in connection with the proposed transaction; the proposed transaction may disrupt the company’s current plans and operations; certain restrictions during the pendency of the transaction may impact the company’s ability to pursue certain business opportunities or strategic transactions; there may be insufficient continued availability of capital and financing to the company before the consummation of the transaction; there may be further rating agency actions and downgrades in the company’s financial strength ratings; there may be changes in applicable laws or regulations; the company may not recognize the anticipated benefits of the transaction; the amount of the costs, fees, expenses and other charges related to the transaction may be material; management’s attention may be diverted from the company’s ongoing business operations; the merger agreement may be terminated in circumstances that would require the company to pay China Oceanwide a fee; the company’s ability to attract, recruit, retain and motivate current and prospective employees may be adversely affected; and disruptions and uncertainty relating to the transaction, whether or not it is completed, may harm the company’s relationships with its employees, customers, distributors, vendors or other business partners, and may result in a negative impact on the company’s business;

•	strategic risks in the event the proposed transaction with China Oceanwide is not consummated including: the company’s inability to successfully execute alternative strategic plans to effectively address its current business challenges (including with respect to the restructuring of its U.S. life insurance businesses, debt obligations, cost savings, ratings and capital); the company’s inability to attract buyers for any businesses or other assets it may seek to sell, or securities it may seek to issue, in each case, in a timely manner on anticipated terms; failure to obtain any required regulatory, stockholder and/or noteholder approvals or consents, or the company’s challenges changing or being more costly or difficult to successfully address than currently anticipated or the benefits achieved being less than anticipated; inability to achieve anticipated cost-savings in a timely manner; or adverse tax or accounting charges; and inability to increase the capital needed in the company’s businesses in a timely manner and on anticipated terms, including through improved business performance, reinsurance or similar transactions, asset sales, securities offerings or otherwise, in each case as and when required;

•

risks relating to estimates, assumptions and valuations including: risks related to the impact of the company’s annual review of assumptions and methodologies related to its long term care insurance claim reserves in the third quarter of 2016 and its margin reviews in the fourth quarter of 2016, including risks that additional information obtained in finalizing its margin review in the fourth quarter of 2016 or other changes to assumptions or methodologies materially affect the impact on margins or that the company underestimates the magnitude of impact the updated claim reserves assumptions have on its margins; inadequate reserves and the need to increase reserves (including as a result of changes the company made to its assumptions in the third quarter of 2016 in connection with its annual review of its long term care insurance claim reserves and any changes the company may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); inaccurate models; deviations from the company’s estimates and actuarial assumptions or other reasons in its long term care insurance, life insurance and/or annuity businesses; accelerated amortization of deferred acquisition costs (DAC) and present value of future profits (PVFP) (including as a result of any changes the company made to its assumptions in the third quarter of 2016 in connection with its annual review of its long term care insurance claim reserves and any changes it may make in the future to its assumptions, methodologies or otherwise in connection with periodic or other reviews); adverse impact on the company’s financial results as a result of projected profits followed by projected losses (as is currently the case with its long term care insurance business); and changes in valuation of fixed maturity, equity and trading securities;

•	risks relating to economic, market and political conditions including: downturns and volatility in global economies and equity and credit markets; interest rates and changes in rates (particularly given the historically low interest rate environment) have adversely impacted, and may continue to materially adversely impact, the company’s business and profitability; deterioration in economic conditions or a decline in home prices that adversely affect the company’s loss experience in mortgage insurance; political and economic instability or changes in government policies; and fluctuations in foreign currency exchange rates and international securities markets;

•	regulatory and legal risks including: extensive regulation of the company’s businesses and changes in applicable laws and regulations; litigation and regulatory investigations or other actions; dependence on dividends and other distributions from the company’s subsidiaries (particularly its international subsidiaries) and the inability of any subsidiaries to pay dividends or make other distributions to the company, including as a result of the performance of its subsidiaries and insurance, regulatory or corporate law restrictions; adverse change in regulatory requirements, including risk-based capital; changes in regulations adversely affecting the company’s international operations; inability to meet or maintain the private mortgage insurer eligibility requirements (PMIERs); inability of the company’s U.S. mortgage insurance subsidiaries to meet minimum statutory capital requirements and hazardous financial condition standards; the influence of Federal National Mortgage Association (Fannie Mae), Federal Home Loan Mortgage Corporation (Freddie Mac) and a small number of large mortgage lenders on the U.S. mortgage insurance market and adverse changes to the role or structure of Fannie Mae and Freddie Mac; adverse changes in regulations affecting the company’s mortgage insurance businesses; inability to continue to implement actions to mitigate the impact of statutory reserve requirements; impact of additional regulations pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act); and changes in accounting and reporting standards;

•	liquidity, financial strength ratings, credit and counterparty risks including: insufficient internal sources to meet liquidity needs and limited or no access to capital (including the company’s inability to replace its credit facility); recent or future adverse rating agency actions, including with respect to rating downgrades or potential downgrades or being put on review for potential downgrade (including in connection with the company’s recent announcement of a material increase to the company’s long term care insurance claim reserves), all of which could have adverse implications for the company, including with respect to key business relationships, product offerings, business results of operations, financial condition and capital needs, strategic plans, collateral obligations and availability and terms of hedging, reinsurance and borrowings; defaults by counterparties to reinsurance arrangements or derivative instruments; defaults or other events impacting the value of the company’s fixed maturity securities portfolio; and defaults on the company’s commercial mortgage loans or the mortgage loans underlying its investments in commercial mortgage-backed securities and volatility in performance;

•

operational risks including: inability to retain, attract and motivate qualified employees or senior management; ineffective or inadequate risk management in identifying, controlling or mitigating risks; reliance on, and loss of, key customer or distribution relationships; availability, affordability and adequacy of reinsurance to protect the company against losses; competition; competition in the company’s mortgage insurance businesses from government and government-owned and government-sponsored enterprises (GSEs) offering mortgage insurance; material weakness in, or ineffective, internal control over financial reporting; and failure or any compromise of the security of the company’s computer systems, disaster recovery systems and business continuity plans and failures to safeguard, or breaches of, its confidential information;

•	insurance and product-related risks including: the company’s inability to increase sufficiently, and in a timely manner, premiums on in force long term care insurance policies and/or reduce in force benefits, and charge higher premiums on new policies, in each case, as currently anticipated and as may be required from time to time in the future (including as a result of the company’s failure to obtain any necessary regulatory approvals or unwillingness or inability of policyholders to pay increased premiums), including to offset the impact on the company’s margins of updated claim reserves assumptions in connection with its annual review of its long term care insurance claim reserves in the third quarter of 2016 and its margin reviews in the fourth quarter of 2016; the company’s inability to reflect future premium increases and other management actions in its margin calculation as anticipated, including in connection with its margin reviews in the fourth quarter of 2016; failure to sufficiently increase new sales for the company’s long term care insurance products; inability to realize anticipated benefits of the company’s rescissions, curtailments, loan modifications or other similar programs in its mortgage insurance businesses; premiums for the significant portion of the company’s mortgage insurance risk in force with high loan-to-value ratios may not be sufficient to compensate the company for the greater risks associated with those policies; decreases in the volume of high loan-to-value mortgage originations or increases in mortgage insurance cancellations; increases in the use of alternatives to private mortgage insurance and reductions in the level of coverage selected; potential liabilities in connection with the company’s U.S. contract underwriting services; and medical advances, such as genetic research and diagnostic imaging, and related legislation that impact policyholder behavior in ways adverse to the company;

•	other risks including: occurrence of natural or man-made disasters or a pandemic; impairments of or valuation allowances against the company’s deferred tax assets; the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if its corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control; and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	risks relating to the company’s common stock including: the continued suspension of payment of dividends; and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	David Rosenbaum, 804 662.2643
david.rosenbaum@genworth.com

Media:	Julie Westermann, 804 662.2423
julie.westermann@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2016	2015
Revenues:
Premiums	$1,108	$1,145
Net investment income	805	783
Net investment gains (losses)	20	(51)
Policy fees and other income	217	223

Total revenues	2,150	2,100

Benefits and expenses:
Benefits and other changes in policy reserves	1,662	1,290
Interest credited	173	179
Acquisition and operating expenses, net of deferrals	269	314
Amortization of deferred acquisition costs and intangibles	94	563
Interest expense	77	105

Total benefits and expenses	2,275	2,451

Loss from continuing operations before income taxes	(125)	(351)
Provision (benefit) for income taxes	222	(134)

Loss from continuing operations	(347)	(217)
Income (loss) from discontinued operations, net of taxes	15	(21)

Net loss	(332)	(238)
Less: net income attributable to noncontrolling interests	48	46

Net loss available to Genworth Financial, Inc.’s common stockholders	$(380)	$(284)

Loss from continuing operations available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.79)	$(0.53)

Diluted	$(0.79)	$(0.53)

Net loss available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.76)	$(0.57)

Diluted	$(0.76)	$(0.57)

Weighted-average shares outstanding:
Basic	498.3	497.4

Diluted[4]	498.3	497.4

Reconciliation of Net Operating Income (Loss) to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended September 30,		Three months ended June 30, 2016
	2016	2015
Net operating income (loss):
U.S. Mortgage Insurance segment	$67	$37	$61
Canada Mortgage Insurance segment	36	38	38
Australia Mortgage Insurance segment	14	21	15
U.S. Life Insurance segment:
Long Term Care Insurance	(270)	(10)	37
Life Insurance	48	31	31
Fixed Annuities	15	19	(13)

Total U.S. Life Insurance segment	(207)	40	55

Runoff segment	12	(4)	6
Corporate and Other	(327)	(68)	(52)

Net operating income (loss)	(405)	64	123
Adjustments to net operating income (loss), net of portion attributable to noncontrolling interests:
Net investment gains (losses), net (see below for reconciliation)	18	(33)	39
Gains (losses) on sale of businesses	—	—	10
Gains (losses) on early extinguishment of debt	—	(2)	64
Gains (losses) from life block transactions	—	(455)	—
Expenses related to restructuring	(2)	—	(5)
Taxes on adjustments	(6)	163	(38)

Income (loss) from continuing operations available to Genworth Financial, Inc.’s common stockholders	(395)	(263)	193
Add: income from continuing operations attributable to noncontrolling interests	48	46	48

Income (loss) from continuing operations	(347)	(217)	241
Income (loss) from discontinued operations, net of taxes	15	(21)	(21)

Net income (loss)	(332)	(238)	220
Less: net income attributable to noncontrolling interests	48	46	48

Net income (loss) available to Genworth Financial, Inc.’s common stockholders	$(380)	$(284)	$172

Net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$(0.76)	$(0.57)	$0.35

Diluted	$(0.76)	$(0.57)	$0.34

Net operating income (loss) per common share:
Basic	$(0.81)	$0.13	$0.25

Diluted	$(0.81)	$0.13	$0.25

Weighted-average shares outstanding:
Basic	498.3	497.4	498.5

Diluted[4]	498.3	497.4	500.4

Reconciliation of net investment gains (losses):
Net investment gains (losses), gross	$20	$(51)	$30
Adjustments for:
Deferred acquisition costs and other intangible amortization and certain benefit reserves	—	10	6
Net investment gains (losses) attributable to noncontrolling interests	(2)	8	3

Net investment gains (losses), net	$18	$(33)	$39

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2016	December 31, 2015
Assets
Cash, cash equivalents and invested assets	$79,015	$75,746
Deferred acquisition costs	3,982	4,398
Intangible assets and goodwill	258	357
Reinsurance recoverable	17,542	17,245
Deferred tax and other assets	570	675
Separate account assets	7,485	7,883
Assets held for sale	—	127

Total assets	$108,852	$106,431

Liabilities and equity
Liabilities:
Future policy benefits	$37,405	$36,475
Policyholder account balances	25,867	26,209
Liability for policy and contract claims	8,869	8,095
Unearned premiums	3,464	3,308
Deferred tax and other liabilities	4,431	3,028
Borrowings related to securitization entities	78	179
Non-recourse funding obligations	310	1,920
Long-term borrowings	4,194	4,570
Separate account liabilities	7,485	7,883
Liabilities held for sale	—	127

Total liabilities	92,103	91,794

Equity:
Common stock	1	1
Additional paid-in capital	11,959	11,949

Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	2,836	1,236
Net unrealized gains (losses) on other-than-temporarily impaired securities	24	18

Net unrealized investment gains (losses)	2,860	1,254

Derivatives qualifying as hedges	2,493	2,045
Foreign currency translation and other adjustments	(151)	(289)

Total accumulated other comprehensive income (loss)	5,202	3,010
Retained earnings	409	564
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	14,871	12,824
Noncontrolling interests	1,878	1,813

Total equity	16,749	14,637

Total liabilities and equity	$108,852	$106,431

Impact of Foreign Exchange on Operating Results10

Three months ended September 30, 2016

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
Canada Mortgage Insurance (MI):
Flow new insurance written	(20)%	(18)%
Flow new insurance written (3Q16 vs. 2Q16)	20%	20%
Australia MI:
Flow new insurance written	(27)%	(27)%
Flow new insurance written (3Q16 vs. 2Q16)	(8)%	(8)%

[10]	All percentages are comparing the third quarter of 2016 to the third quarter of 2015 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

Three months ended September 30, 2016
(Assets - amounts in billions)
Reported Total Invested Assets and Cash	$78.3
Subtract:
Securities lending	0.4
Unrealized gains (losses)	7.7

Adjusted end of period invested assets	$70.2

Average Invested Assets Used in Reported Yield Calculation	$69.7
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	0.3

Average Invested Assets Used in Core Yield Calculation	$69.4

(Income - amounts in millions)
Reported Net Investment Income	$805
Subtract:
Bond calls and commercial mortgage loan prepayments	14
Other non-core items[13]	8
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	1

Core Net Investment Income	$782

Reported Yield	4.62%

Core Yield	4.51%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Includes cost basis adjustments on structured securities and various other immaterial items.